Exhibit 99.1
For Immediate Release

Company Contact:	Investor Relations Contact:
Mr. Peter Chen, VP of Finance	Mr. Kalle Ahl, CFA, Account Manager
8888 Acquisition Corporation	CCG Investor Relations
Tel: +86 595 82889862 (China)	Tel: +1 646-833-3417
Email: tuyan_chen@yahoo.com.cn	Email: kalle.ahl@ccgir.com
Website: www.chandracn.com	Website: www.ccgirasia.com

8888 Acquisition Corporation Announces Record Fiscal 2011 Second Quarter Financial Results

Jinjiang, Fujian Province, China, February 14, 2011 – 8888 Acquisition Corporation (OTCQB: EGHA) (“Chengchang Shoes” or the “Company”), in the business of designing, producing and selling high quality soles to manufacturers of athletic and leisure shoes in China, today reported fiscal 2011 second quarter financial results for the period ending December 31, 2010.

Second Quarter Fiscal 2011 Financial Highlights

  Revenue rose 112% to $12.4 million from $5.9 million in the second quarter of fiscal year 2010

  Gross profit grew 127% to $5.0 million from $2.2 million in the second quarter of fiscal year 2010

  Net income increased 117% to $3.3 million from $1.5 million in the second quarter of fiscal year 2010

  Basic and diluted earnings per share increased to $0.10 from $0.05 in the second quarter of fiscal year 2010, despite an increase of approximately 2 million shares outstanding

“We are very pleased with this quarter’s robust revenue and earnings growth, which primarily reflects broad customer acceptance of our new lines of EVO soles and EVO compound pellets, both of which launched in May 2010,” commented Chengchang Shoes’ Chairman and Chief Executive Officer, Mr. Guoqing Zhuang. “We believe our proprietary EVO soles, featuring favorable abrasion resistance and enhanced cushioning relative to standard EVA soles, highlight Chengchang’s leadership as a product innovator in China’s rapidly growing sports shoes industry. We are confident that we have the right business strategy, supported by efficient operating systems and sufficient manufacturing capacity, to meet strong current demand for our shoe sole products.”

Second Quarter Fiscal 2011 Results

In the second quarter of fiscal 2011, total revenue increased 112% to $12.4 million, from $5.9 million in the comparable period of fiscal 2010. The significant increase in revenue was driven by incremental sales from the Company’s EVO soles and EVO compound pellets products, which contributed $7.9 million and $1.9 million respectively in the second fiscal quarter which offset somewhat by declining revenue from the Company’s other product categories. EVO sole and EVO compound pellet product lines, launched in May 2010, did not contribute to revenue in the second quarter of fiscal 2010.

Gross profit grew 127% to $5.0 million in the second quarter fiscal 2011, from $2.2 million in the comparable period of fiscal 2010. The increase in gross profit was primarily due to increased sales of the Company’s higher margin EVO sole and EVO compound pellet products. The Company’s overall gross margin increased to 40.2% in the second quarter of fiscal 2011 from 37.6% in the same quarter of fiscal 2010.

Selling expenses in the second quarter of fiscal 2011 were $168,242, or 1.4% of total revenue, compared to $33,440, or 0.6% of total revenue, in the comparable quarter of fiscal 2010.

General and administrative expenses in the second quarter of fiscal 2011 totaled $330,092, or 2.7% of total revenue, compared to $110,605, or 1.9% of total revenue, in the same period last year. The year-over-year increase in general and administrative expenses primarily reflects incremental public company costs, higher employee disability and welfare benefit payments as a result of a PRC governmental policy change in 2010, and greater depreciation costs associated with the shutdown of polyurethane production lines and thermoplastic urethane lines in February 2010.

Income from operations in the second quarter of fiscal 2011 was $4.5 million, an increase of 118% compared to $2.1 million last year.

Second quarter fiscal 2011 net income totaled $3.3 million, or $0.10 per diluted share, 117% higher than net income of $1.5 million, or $0.05 per diluted share, in the corresponding period of fiscal 2010.

First Six Months Fiscal Year 2011 Results

For the six month period ended December 31, 2010, total revenue was $26.2 million, an increase of 107% year-over-year, largely attributable to incremental sales of the Company’s EVO sole and EVO compound pellet products launched in May 2010. Gross profit for the six months ended December 31, 2010 was $10.5 million, up 113% from $4.9 million for the six months ending December 31, 2009. Gross margin was 40.2% for the six months ended December 31, 2010, compared to 38.9% in the comparable prior year period. Net income for the six months ended December 31, 2010 was $7.2 million, or $0.22 per diluted share, an increase of 110% as compared to the net income of $3.4 million, or $0.11 per diluted share, in the corresponding period a year ago.

Financial Condition

As of December 31, 2010, cash and cash equivalents totaled $14.4 million, up 121% from $6.5 million on June 30, 2010. Accounts receivable increased to $17.4 million at the end of second quarter fiscal 2011, from $11.7 million at the end of June 2010, largely reflecting increased customer sales. At December 31, 2010, the Company had working capital of $19.7 million and a current ratio of 2.5. Stockholders’ equity totaled $28.6 million, up from $16.9 million on June 30, 2010. Net cash provided by operations was $5.4 million for the six months ended December 31, 2010, compared with net cash provided by operations of $4.8 million for the same period in 2009.

Business Outlook

The Company plans to purchase more manufacturing equipment to increase its production capacity during the second half of fiscal year 2011, in order to meet increasing demands of our shoe sole products. We will continue to ramp up our production and anticipate increasing sales of our EVO soles and EVO compound pellet products for the second half of fiscal year 2011, which are currently well received by the market.

About 8888 Acquisition Corporation

The Company, through its wholly owned subsidiary, Jinjiang Chengchang Shoes Co., Ltd, is a leading designer and producer of high quality soles marketed to manufacturers of athletic and leisure shoes in China. From its strategically located manufacturing facilities in Jinjiang, Fujian Province, the Company distributes soles to its customers, which include many of China’s well recognized sportswear companies and an OEM supplier of Adidas® in Asia. The Company categorize its sole products into three primary product lines: (i) EVA, or ethylene vinyl acetate, sole products; (ii) RB, or synthetic rubber, sole products; and (iii) EVO, or EVO outsole, products which are an outgrowth of its EVA product line that is designed to be more abrasive resistance and lighter and softer than EVA product line. The Company also offers EVO compound pellet products. For more information, please visit: http://www.chandracn.com.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning market demand for our products, our future operating and financial results, our expectations regarding sales of our EVO soles and EVO compound pellet products, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as “will,” “believes,” “expects” or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 25, 2010, as amended on December 3, 2010, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system at http://www.sec.gov.

8888 Acquisition Corporation
Unaudited Consolidated Balance Sheets
As of December 31, 2010 and June 30, 2010
(Stated in US Dollars)

	December 31, 2010	June 30, 2010
Assets	[unaudited]	[audited]
Current assets
Cash and cash equivalents	$14,404,961	$6,513,199
Restricted cash	476,421	517,728
Accounts receivable, net	17,351,744	11,656,785
Inventory	287,703	196,958
Prepaid expenses and taxes	32,064	1,762
Total current assets	32,552,893	18,886,432

Non-current assets
Plant and equipment, net	5,608,575	5,671,102
Intangible assets, net	3,192,624	3,246,985
Deposits	36,044	42,780
Total non-current assets	8,837,243	8,960,867

Total Assets	$41,390,136	$27,847,299

Liabilities and Stockholders’ Equity

Liabilities
Current liabilities
Bank loans	$2,931,123	$2,787,651
Notes payable	476,421	1,725,759
Accounts payable and accruals	7,965,362	5,055,751
Taxes payable	1,459,725	1,333,397
Total current liabilities	12,832,631	10,902,558

Total Liabilities	$12,832,631	$10,902,558

Stockholders’ Equity
Preferred stock, $0.0001 par value, 50,000,000 shares authorized; 0 share issued and outstanding as of December 31, 2010 and June 30, 2010 respectively	$-	$-
Common stock, $0.0001 par value, 100,000,000 shares authorized; 33,966,667 and 31,419,167 shares issued and outstanding as of December 31, 2010 and June 30, 2009 respectively	$3,397	$3,142
Additional paid-in capital	5,197,929	1,279,740
Statutory reserves	750,389	750,389
Retained earnings	21,690,515	14,535,006
Accumulated other comprehensive income	915,275	376,464
Total stockholders’ equity	28,557,505	16,944,741

Total Liabilities and Stockholders’ Equity	$41,390,136	$27,847,299

8888 Acquisition Corporation
Unaudited Consolidated Statements of Income
For the three months and six months ended December 31, 2010 and 2009
(Stated in US Dollars)

	Three months ended December 31		Six months ended December 31
	2010	2009	2010	2009

Revenue	$12,421,991	$5,868,661	$26,232,749	$12,698,010
Cost of revenue	7,423,404	3,663,723	15,694,399	7,758,681
Gross profit	4,998,587	2,204,938	10,538,350	4,939,329

Selling expenses	168,242	33,440	220,182	75,867
General and administrative expenses	330,092	110,605	557,841	201,430
Total operating expenses	498,334	144,045	778,023	277,297

Operating income	4,500,253	2,060,893	9,760,327	4,662,032

Other income	-	982	-	982
Other expense	(77,850)	-	(85,224)	-
Interest income	9,261	1,714	15,473	-
Interest expense	(61,133)	(61,542)	(107,795)	(113,476)
Total other income/(expenses)	(129,722)	(58,846)	(177,546)	(112,494)

Pre-tax income	4,370,531	2,002,047	9,582,781	4,549,538

Provisions for income tax	1,116,252	500,517	2,427,272	1,137,390

Net income (loss)	$3,254,279	$1,501,530	$7,155,509	$3,412,148

Earnings per share
Basic	$0.10	$0.05	$0.22	$0.11
Diluted	$0.10	$0.05	$0.22	$0.11

Weighted average shares outstanding
Basic	33,485,473	31,419,167	32,452,320	31,419,167
Diluted	33,485,473	31,419,167	32,452,320	31,419,167

8888 Acquisition Corporation
Unaudited Consolidated Statements of Cash Flows
For the three months and six months ended December 31, 2010 and 2009
(Stated in US Dollars)

	Three months ended December 31		Six months ended December 31
	2010	2009	2010	2009

Net Income/(loss)	$3,254,279	$1,501,530	$7,155,509	$3,412,148
Adjustments to reconcile net income to net cash from operations:
Amortization	34,815	19,981	54,361	39,664
Depreciation	420,722	306,647	833,803	611,130
Loss on disposal of fixed asset	69,011	-	69,011	-
Provision for bad debt	28,618	-	28,618	-
Changes in operating assets and liabilities:
(Increase)/decrease in restricted cash	(227,843)	(243,521)	41,307	6,582
(Increase)/decrease in accounts and other receivables	850,175	2,217,767	(5,753,826)	(795,986)
(Increase)/decrease in inventories	(122,854)	105,203	(90,745)	607,552
(Increase)/decrease in prepaid expenses	5,351	5,265	(53)	176
Increase/(decrease) in accounts payables and accruals	246,408	270,834	2,909,611	986,757
Increase/(decrease) in taxes payables	(281,302)	(133,435)	126,328	(99,120)
Net cash provided by operating activities	4,277,380	4,050,271	5,373,924	4,768,903

Cash flows from investing activities
Proceeds from disposal of fixed assets	24,199	-	24,199	-
Decrease of deposits	3,489	-	6,736	-
Payments for land use rights	-	-	-	-
Payments for purchases of plant and equipment	(512,641)	(77,905)	(864,486)	(109,973)
Net cash used in investing activities	(484,953)	(77,905)	(833,551)	(109,973)

Cash flows from financing activities
Proceeds from Issuance of Common Stock	3,918,444	-	3,918,444	-
Proceeds from notes	1,343,665	506,065	4,195,220	3,299,443
Repayments of notes	(1,977,732)	(505,860)	(4,051,748)	(3,299,443)
Proceeds from bank loans	-	491,143	1,754,229	2,209,582
Repayments of bank loans	(352,172)	(491,095)	(3,003,567)	(2,231,521)
Repayment of loan to related party	-	(1,462,501)	-	(2,998,303)
Net cash provided by (used in) financing activities	2,932,205	(1,462,248)	2,812,578	(3,020,242)

Net Increase of cash and cash equivalents	6,724,632	2,510,118	7,352,951	1,638,688
Effect of foreign currency translation on cash	264,927	291	538,812	682
Cash and cash equivalents at beginning of year	7,415,402	2,089,117	6,513,198	2,960,156

Cash and cash equivalents at end of year	$14,404,961	$4,599,526	$14,404,961	$4,599,526

Supplementary cash flow information:
Interest received	9,261	-	15,473	-
Interest paid	(52,037)	(59,828)	(98,699)	(113,476)
Income tax paid	(1,319,459)	(637,335)	(2,179,292)	(1,148,815)